EXHIBIT 31.2

CERTIFICATION

I, Virginia S. Oliver, certify that:

1.

I have reviewed this annual report on Form 10-K, and all reports on Form 10-Q containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of California Infrastructure and Economic Development Bank Special Purpose Trust SDG&E-1;

2.

Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3.

Based on my knowledge, the distribution or servicing information required to be provided to the trustee by the servicer under the pooling and servicing, or similar, agreement, for inclusion in these reports is included in these reports;

4.

I am responsible for reviewing the activities performed by the servicer under the pooling and servicing, or similar, agreement and based upon my knowledge and the annual compliance review required under that agreement, and except as disclosed in the reports, the servicer has fulfilled its obligations under that agreement.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: SDG&E Funding LLC.

November 7, 2007

/s/Virginia S. Oliver

Virginia S. Oliver
Chief Financial Officer